UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

 ICO, INC.

(Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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4)	Date Filed:

Explanatory Note:  This definitive proxy statement is being refiled to correct a filing error in which the cover page was inadvertently not included. The substance of this definitive proxy statement has not changed from the definitive proxy statement filed on January 27, 2006.

5333 WESTHEIMER, SUITE 600
HOUSTON, TEXAS 77056

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MARCH 14, 2006

The 2006 Annual Meeting of Shareholders of ICO, Inc. ("ICO" or the “Company”) will be held at The Westin Oaks, located at 5011 Westheimer Road, Houston, Texas 77056, on Thursday, March 14, 2006, at 10:00 a.m. Central Standard Time, for the following purposes:

1.	To elect two Class III Directors to serve until the 2009 Annual Meeting of Shareholders and until their respective successors are elected and qualified;

2.
To approve the amendment to the Third Amended and Restated ICO, Inc. 1998 Stock Option Plan increasing the number of shares of Common Stock available for issuance thereunder by an aggregate of 260,000 shares;

3.
To approve the amendment to the ICO, Inc. Third Amended and Restated 1993 Stock Option Plan for Non-Employee Directors, providing for, among other things, discretionary stock option grants to non-employee directors; and

4.	To consider and act upon any other matters incidental thereto that may properly come before the annual meeting or any adjournment or postponement thereof.

Only holders of shares of Common Stock of record on the books of the Company at the close of business on January 18, 2006 will be entitled to vote at the meeting or any adjournment thereof.

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, WE URGE YOU TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY AT YOUR EARLIEST CONVENIENCE. A REPLY ENVELOPE IS PROVIDED FOR THIS PURPOSE, WHICH NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. ALTERNATIVELY, CERTAIN SHAREHOLDERS MAY AUTHORIZE THEIR PROXY OR DIRECT THEIR VOTE BY FACSIMILE OR TELEPHONE AS DESCRIBED IN THE ENCLOSED PROXY. SEE “INFORMATION CONCERNING THE PROXY” ON PAGE 2 FOR MORE INFORMATION. YOUR IMMEDIATE ATTENTION IS REQUESTED IN ORDER TO SAVE THE COMPANY ADDITIONAL SOLICITATION EXPENSE.

By Order of the Board of Directors

Gregory T. Barmore	A. John Knapp, Jr.
Chairman of the Board	President, Chief Executive Officer, and
Director

Houston, Texas
January 27, 2006

ICO, INC.

5333 WESTHEIMER, SUITE 600
HOUSTON, TEXAS 77056
(713) 351-4100

PROXY STATEMENT
FOR THE 2006
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MARCH 14, 2006

THE MEETING

PLACE, DATE, AND TIME OF MEETING

The enclosed proxy is solicited by and on behalf of the Board of Directors (the "Board of Directors" or the "Board") of ICO, Inc. (“ICO” or the “Company”) for use at the 2006 Annual Meeting of Shareholders (the "Annual Meeting") to be held on Tuesday, March 14, 2006 at 10:00 a.m. Central Standard Time at The Westin Oaks, located at 5011 Westheimer Road, Houston, Texas 77056, or at any adjournment(s) or postponement(s) thereof. A copy of ICO's Annual Report to Shareholders is being sent with this Proxy Statement. It is not to be regarded as proxy soliciting material. The approximate date on which this Proxy Statement and the enclosed form of proxy (the "Proxy") are first being sent to holders ("Shareholders") of common stock without par value of ICO ("Common Stock") is January 31, 2006.

INFORMATION CONCERNING THE PROXY

The enclosed Proxy, even though executed and returned or submitted by facsimile or telephone, may be revoked at any time prior to voting of the Proxy by: (a) the execution and submission of a revised Proxy by mail; (b) submission of a revised Proxy by facsimile or telephone as described below; (c) written notice to the Corporate Secretary of ICO; or (d) voting in person at the Annual Meeting. In the absence of such revocation, shares represented by the Proxy will be voted at the Annual Meeting.

Unless contrary instructions are indicated on the enclosed Proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked or suspended before they are voted) will be voted: (a) FOR the election of the two ICO nominees for Class III Directors named herein; (b) FOR the amendment to our 1998 Stock Option Plan; and (c) FOR the amendment to our 1993 Stock Option Plan for Non-Employee Directors. In the event a Shareholder specifies a different choice by means of the enclosed Proxy, the shares of Common Stock of such Shareholder will be voted in accordance with the specification so made.

You may submit your proxy by mail (in the enclosed postage-prepaid envelope). In addition, certain Shareholders may also submit their proxies by facsimile or telephone as described below. Please note that the following procedures are not available to all Shareholders.

Facsimile: If your shares are registered in your name with Computershare Investor Services, LLC (“Computershare”), our transfer agent and registrar, or your shares are held in ICO’s 401(k) plan, you may authorize a proxy for such shares or vote such shares by faxing the enclosed proxy card to Computershare at 1 (312) 601-4346. Proxies submitted by facsimile must be received by 11:59 p.m. Eastern Standard Time on March 13, 2006. The submission of your proxy by facsimile will not affect your right to revoke such proxy as described above or to vote in person if you decide to attend the meeting. Please note that if your shares are held in a brokerage account, you may not authorize a proxy or vote such shares by facsimile.

Telephone: If your shares are held in a brokerage account and you are not an Objecting Beneficial Owner, you may also vote such shares telephonically by calling the Company’s proxy solicitor, the Altman Group, at 1 (800) 821-8780. Shares voted telephonically must be received by 11:59 p.m. Eastern Standard Time on March 13, 2006. The submission of your proxy by telephone will not affect your right to revoke such proxy as described above or to vote in person if you decide to attend the meeting. If, however, you hold your shares in a brokerage account and are an Objecting Beneficial Owner, you may vote by telephone by calling your broker directly. If your shares are not held in a brokerage account, you must submit your proxy by mail or fax, or vote in person at the Annual Meeting.

VOTING SECURITIES

The only securities of ICO entitled to vote at the Annual Meeting consist, as of January 18, 2006, of 25,643,209 shares of Common Stock. The holders of a majority of the shares entitled to vote represented in person or by proxy constitute a quorum for transaction of business at the Annual Meeting. Only Shareholders of record on the books of ICO on January 18, 2006 will be entitled to vote at the meeting. In voting on the matters presented, each Shareholder is entitled to one vote per share. Abstention votes and votes withheld by brokers on non-routine proposals in the absence of instructions from beneficial owners ("broker non-votes") will be counted as "present" at the Annual Meeting to determine whether a quorum exists.

Proposal 1: Election of Directors

Nominees receiving a plurality of the votes cast at the Annual Meeting in person or by proxy will be elected as directors. "Plurality" means that the nominees who receive the largest number of votes cast will be elected as directors. Shares not voted (whether by abstention, broker non-votes or otherwise) will have no effect on the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

Proposal 2: Adoption of Amendment to the Company’s 1998 Stock Option Plan

The proposal to amend the Company’s 1998 Stock Option Plan to increase the number of shares of Common Stock available for issuance thereunder by an aggregate of 260,000 shares will require approval by a majority of the votes cast at the meeting on Proposal 2 by the holders of Common Stock entitled to vote thereon. Neither abstentions nor broker non-votes are treated as votes cast and thus neither will affect the outcome of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND THE 1998 STOCK OPTION PLAN.

Proposal 3: Adoption of Amendment to the Company’s 1993 Stock Option Plan for Non-Employee Directors

The proposal to amend the Company’s 1993 Stock Option Plan for Non-Employee Directors to provide for, among other things, discretionary stock option grants to non-employee directors will require approval by a majority of the votes cast at the meeting on Proposal 3 by the holders of Common Stock entitled to vote thereon. Neither abstentions nor broker non-votes are treated as votes cast and thus neither will affect the outcome of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND THE 1993 STOCK OPTION PLAN.

Any other matters that come before the Annual Meeting will be decided by the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote, and voted for or against the matter. Shares not voted (whether by abstention, broker non-votes or otherwise) will have no effect on such other matters.

If you have any questions, or need any assistance in voting your shares, please call The Altman Group, Inc., which is assisting the Company with this solicitation of proxies, at 1 (201) 460-1200.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table contains information concerning the security ownership of certain beneficial owners known to management, based upon those filings with the Securities and Exchange Commission (the "SEC") noted in the footnotes to the table and made as of the close of business on January 18, 2006, to beneficially own more than five percent of ICO's Common Stock.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS
Kornitzer Capital Management	3,295,540 (1)(2)	11.39%
5420 West 61st Place
Shawnee Mission, Kansas 66205

William C. Willoughby	2,158,759 (3)(5)	8.4%
6250 Covered Bridge Rd
Pipersville, PA 18947

Catherine Willoughby Stephens	1,570,753 (4)(5)	6.1%
66 Haele Place
Makawao, Hawaii 96768

(1) This information is based on the Schedule 13G filed with the SEC by the beneficial owner on January 25, 2006, and information provided to the Company by Kornitzer Capital Management (“KCM”) on January 25, 2006. KCM is an investment adviser with respect to the shares of Common Stock held for the accounts of other persons who have the right to receive, and the power to direct the receipt of, dividends from, or the proceeds from the sale of, the Common Stock. KCM’s beneficial ownership of Common Stock consists of an aggregate of 615 shares of Common Stock actually issued, and 948,681 shares of Common Stock deemed to have been issued upon conversion of 346,272 of the Company’s Depositary Shares, each of which represent one-quarter of a share of the Company’s $6.75 Convertible Exchangeable Preferred Stock (“Preferred Stock”) Additionally, KCM is deemed the beneficial owner of securities owned by Great Plains Trust Company referenced in footnote 2 below.
(2) This information is based on the Schedule 13G filed with the SEC by the beneficial owner on January 25, 2006, and information provided to the Company by KCM on January 25, 2006. Great Plains Trust Company, 7700 Shawnee Mission Parkway, Shawnee Mission, Kansas, 66202 (“Great Plains”) beneficially owns 399,000 shares of Common Stock actually issued, and 1,946,927 shares of Common Stock deemed to have been issued upon conversion of 710,635 of the Company’s Depositary Shares representing the Preferred Stock. Great Plains is a trust company holding the shares of Common Stock for the accounts of other persons who have the right to receive, and the power to direct the receipt of, dividends from, or the proceeds from the sale of, the Common Stock. KCM acts as an investment advisor with respect to the shares of Common Stock beneficially owned by Great Plains.
(3) This information is based on the Schedule 13G filed with the SEC by the beneficial owner on February 14, 2005. Share amounts include 797,597 shares of Common Stock and 71,495 shares of Common Stock held by Mr. Willoughby’s wife, Regina S. Willoughby, and the shares referenced in footnote 5 below. Mr. Willoughby disclaims beneficial ownership of the shares of Common Stock owned by Regina S. Willoughby.
(4) This information is based on the Schedule 13G filed with the SEC by the beneficial owner on February 14, 2005. Share amounts include 203,551 shares of Common Stock owned by Catherine Stephens, 2,840 shares of Common Stock owned by John Bradley Stephens (Catherine Stephens' son), 1,600 shares of Common stock held in trust for John Bradley Stephens (for which Catherine Stephens serves as trustee), and 1,600 shares of Common Stock held in trust for Megan Catherine Stephens (Catherine Stephens' daughter, for which Catherine Stephens serves as trustee), and the shares referenced in footnote 5 below. Catherine Stephens disclaims beneficial ownership of any shares owned by, or held in trust for, John Bradley Stephens or Megan Catherine Stephens.
(5) Share amounts include an aggregate of 1,361,162 shares of Common Stock held in trusts for the benefit of Mr. Willoughby or Ms. Stephens. An aggregate of 768,931 shares of Common Stock are held in two of these trusts for the benefit of Mr. Willoughby, and an aggregate of 592,231 shares of Common Stock are held in two of these trusts for the benefit of Ms. Stephens. Mr. Willoughby and Ms. Stephens are each co-trustees of these trusts and as co-trustees, the reporting persons share the power to vote and to dispose of these shares. William C. Willoughby disclaims beneficial ownership of the aggregate of 592,231 shares held in trust for the benefit of Catherine Stephens. Catherine Stephens disclaims beneficial ownership of the aggregate of 768,931 shares held in trust for the benefit of William C. Willoughby.

INFORMATION REGARDING THE COMPANY

BOARD OF DIRECTORS

The following table sets forth, for each nominee for director listed in Proposal 1 below, and each person whose term of office as a director will continue after the Annual Meeting: (i) the name and age of such person; (ii) the year during which that person first became a director; and (iii) the principal position(s) of that person with ICO. The table has been prepared from information obtained from these persons.

NAME	AGE	DIRECTOR SINCE	POSITION WITH THE COMPANY
Nominees for election as Class III Directors whose terms will expire 2009 (if elected)
Jon C. Biro	39	2002	Chief Financial Officer, Treasurer and Director
David E. K. Frischkorn, Jr.	54	2002	Director (1) (2)

Class I Directors whose terms will expire in 2007
A. John Knapp, Jr.	54	2001	President, Chief Executive Officer and Director
Charles T. McCord, III	65	2001	Director (1) (3)

Class II Directors whose terms will expire 2008
John F. Gibson	46	2003	Director (1) (2)

Preferred Stock Class Directors (4)
Gregory T. Barmore	64	2004	Chairman of the Board (1) (3)
Eric O. English	47	2004	Director (2) (3)

(1) Audit Committee member.
(2) Compensation Committee member.
(3) Nominating Committee member.
(4) Elected on July 5, 2004 by the holders of the Company’s $6.75 Convertible Exchangeable Preferred Stock (“Preferred Stock”), following the Company’s failure to pay six quarterly dividends to the holders of the Preferred Stock. Such directors shall serve until both the Preferred Stock dividends are reinstated and such dividends in arrears are paid, or until their successors are elected.

DIRECTORS UP FOR REELECTION

Jon C. Biro, a certified public accountant, has been principally employed as the Chief Financial Officer and Treasurer of ICO since April 2002. From July 2003 to February 2004, he also served as Interim Chief Executive Officer. From September 1996 to April 2002, Mr. Biro was employed as Senior Vice President, Chief Accounting Officer and Treasurer of ICO, and from October 1994 to September 1996, he was employed as Controller of ICO. Prior to that time, Mr. Biro was employed by a predecessor of PricewaterhouseCoopers LLP.

David E. K. Frischkorn, Jr. has been a Managing Director of Dahlman Rose & Company LLC, a New York-based investment bank, since November 2004. Mr. Frischkorn was previously a Managing Director of the Energy Group of Jefferies & Co., an investment bank, from 1996 to February 2003. Prior thereto, Mr. Frischkorn was a Senior Vice President and Managing Director of Rauscher Pierce Refsnes, another investment bank. Mr. Frischkorn served as a director of HarCor Energy, Inc. (NASDAQ: HARC) from 1994 until the company was sold in 1998. The Board has determined that Mr. Frischkorn is an independent director as defined in as defined Rule 4200(a) of the NASDAQ Stock Market Inc. (“NASDAQ”).

DIRECTORS WITH TERMS EXPIRING IN 2007 AND 2008

John F. Gibson has been the Chief Executive Officer and a board member of Integral Wealth Securities Limited, a private Canadian wealth management firm, since October 2003. From August 1997 until August 2002, he served as Chief Executive Officer of Patriot Equities Corporation (TSQ: PEQ), a Canadian public real estate company that was sold and taken private in August of 2002. The Board has determined that Mr. Gibson is an independent director as defined in NASDAQ Rule 4200(a).

A. John Knapp, Jr. has been President and CEO of ICO since October 2005, having served on ICO’s Board of Directors since 2001. He has also been President of Andover Group, Inc., a Houston-based private real estate investment and development company, for more than the past five years. In addition, he has acted as a private investor in venture capital transactions for more than the past five years.

Charles T. McCord, III has been General Partner of McCord Production, Ltd., a Houston-based private energy exploration, production and investment company, for more than the past five years. The Board has determined that Mr. McCord is an independent director as defined in NASDAQ Rule 4200(a).

DIRECTORS ELECTED BY THE PREFERRED STOCKHOLDERS

Gregory T. Barmore has been Chairman of the Board of ICO since October 2005, having served on ICO’s Board of Directors since June of 2004. Mr. Barmore has served on the board of directors of NovaStar Financial, Inc. (NYSE: NFI) since 1996. He has also served on the boards of Orion Ropeworks, Inc. since 2001, Thos. Moser Cabinetmakers since 1999, and Mortgage Electronic Registration Systems, Inc. since 1997 (having served as Chairman of the Board of that company until July 2003). In addition, he serves on the Board of Trustees of Bennett College, The Maine Maritime Museum, and The Maine Island Trail Association.  Mr. Barmore retired in 1997 as Chairman and Chief Executive Officer of General Electric Capital Mortgage Corporation, a subsidiary of General Electric Capital Corporation, and held many executive level positions within the General Electric family of companies (“GE”) after commencing employment with GE in 1966. The Board has determined that Mr. Barmore is an independent director as defined in NASDAQ Rule 4200(a).

Eric O. English has been a partner with Resolution Counsel L.L.P., a boutique legal firm specializing in the resolution of significant business disputes, since September 2003. Mr. English served as the Senior Vice President of Legal Affairs for Hollywood Entertainment Corporation (NASDAQ: HLYW) from August 1999 to August 2004. From April 1997 to August 1999, Mr. English served as Associate General Counsel for Louisiana-Pacific Corporation (NYSE: LPX). The Board has determined that Mr. English is an independent director as defined in NASDAQ Rule 4200(a).

EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth the names, ages and titles of the executive officers of ICO, excluding the executive officers who are also directors of ICO, as of January 26, 2006.

NAME	AGE	POSITION WITH THE COMPANY
Stephen E. Barkmann	46	President, Bayshore Industrial
Donald Eric Parsons	35	President, ICO Polymers North America
Dario E. Masutti	45	President, ICO Courtenay - Australasia
Derek R. Bristow	45	President, ICO Europe
Charlotte Fischer Ewart	38	General Counsel & Secretary
Bradley T. Leuschner	34	Chief Accounting Officer

Stephen E. Barkmann has been employed as the President of Bayshore Industrial, L.P. since March 1999, after joining the Bayshore Industrial, L.P. as General Manager in June 1998. In these capacities Mr. Barkmann has had primary responsibility for the business operations and management of ICO’s Bayshore Industrial division since he joined the Company.

Donald Eric Parsons has been employed as President of ICO Polymers North America, Inc. (formerly known as Wedco, Inc., and referred to herein as “IPNA”) since December 2004. In this capacity he oversees ICO’s polymers processing division in the United States (which business does not include ICO’s Bayshore Industrial division). Mr. Parsons began his employment with IPNA in 1994. Most recently he has served as Senior Vice President of Operations from October 2000 to December 2004, Eastern Regional Manager from July 1999 to October 2000, and Plant Manager of IPNA’s New Jersey facility from December 1996 to July 1999.

Dario E. Masutti, who serves as President, ICO Courtenay-Australasia, has primary responsibility for ICO’s Australasian division which includes ICO’s New Zealand, Australian, and Malaysian operations. Mr. Masutti has had primary responsibility for the business operations and management of ICO’s New Zealand and Australian operating subsidiaries since March 1998, and oversight responsibility for ICO’s Malaysian operating subsidiary since ICO’s acquisition of the Malaysian business in September 2000.

Derek R. Bristow has been employed as President, ICO Europe since May 2004. In this capacity he oversees ICO’s European division, which includes ICO’s French, Italian, British, and Dutch operations. In addition, Mr. Bristow has also served as Managing Director of ICO’s Italian subsidiary, ICO Polymers Italy S.r.l. (formerly Verplast, S.r.l.), since July 2003, in which capacity he directly oversees ICO’s Italian operations. Mr. Bristow previously served as Marketing and Operations Manager of ICO’s New Zealand operating subsidiary from August 1998 to July 2003.

Bradley T. Leuschner, a certified public accountant, has been employed as the Chief Accounting Officer of ICO since April 2002. He also served as Interim Treasurer of ICO from July 2003 to February 2004. From April 1999 to April 2002, Mr. Leuschner was principally employed as Senior Vice President and Controller of IPNA, after serving as Vice President and Controller of IPNA since September 1996.

Charlotte Fischer Ewart has been employed as General Counsel of ICO since June 2001, and in addition, as ICO’s Corporate Secretary since April 2002. Ms. Ewart served as Associate General Counsel of the Company from August 1999 to June 2001.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

Compensation of Board Members

Members of the Company’s Board of Directors who are also employed as executive officers of the Company do not receive additional compensation in connection with attendance at meetings of the Board of Directors or committees thereof, nor are they entitled to participate in the Third Amended and Restated 1993 Stock Option Plan for Non-Employee Directors (which plan is described below, and is generally referred to herein as the “1993 Director Plan”).

Members of the Company’s Board of Directors who are not employees of the Company (“Non-Employee Directors”) received the following cash compensation during the fiscal year ended September 30, 2005 (“Fiscal Year 2005”), and shall continue to receive such compensation during the fiscal year commencing October 1, 2005 and ending October 1, 2006 (“Fiscal Year 2006”), unless otherwise indicated:

•	For service on the Board of Directors - an annual retainer of $20,000, paid quarterly.

•	For service as Chairman of the Audit, Compensation, and Nominating Committees - an annual retainer of $5,000, payable quarterly.

•	$1,000 for each Board meeting attended and each formal committee meeting attended by a member.

•
Beginning with the first quarter of Fiscal Year 2006, for service as Chairman of the Board of Directors - an annual retainer of $10,000, payable quarterly, plus $1,000 per diem for days the Chairman spends out of town on Company business and for which he does not receive a customary board meeting fee.

During Fiscal Year 2005, the number of formal meetings of the Board of Directors and Committees thereof was as follows:
•	Board of Directors - eight (8) meetings
•	Audit Committee - eight (8) meetings
•	Compensation Committee - three (3) meetings
•	Nominating Committee - two (2) meetings

Each Non-Employee Director is also a participant in the 1993 Director Plan (which plan is filed as Exhibit 10.4 to the Company’s Form 10-K dated December 22, 2003; proposed amendments thereto are attached as Exhibit 10.1 hereto). Pursuant to the 1993 Director Plan, on the first business day after each Annual Meeting of Shareholders (and on the date when a director is first elected or appointed to the Board if other than at an Annual Meeting of Shareholders), each non-employee director is granted options (“Options”) to purchase 5,000 shares of ICO, Inc. Common Stock (“Shares”) at a price equal to the fair market value (as defined in the 1993 Director Plan) of the Shares on the date of grant. Following the 2005 Annual Meeting of Shareholders, options to purchase 5,000 Shares at an exercise price of $3.41 per Share were granted to each of Messrs. Barmore, English, Frischkorn, Gibson, Knapp, and McCord.

On November 18, 2005, the Board approved an amendment (the “Amendment”) to the 1993 Director Plan which will allow for discretionary grants to Non-Employee Directors, which Amendment is described in detail below under the discussion regarding Proposal 3. Without the Amendment, other than automatic grants of Options to purchase 5,000 Shares issued to Non-Employee Directors following the Annual Meeting of Shareholders, no grants are permitted under the 1993 Director Plan.

Subject to Shareholder approval of the Amendment described above, pursuant to the 1993 Director Plan, as amended by the Amendment, on November 18, 2005, the Board approved a grant to Mr. Barmore, Chairman of the Board, of Options to purchase 60,000 Shares. 30,000 of these Options vest over the passage of time (with 20,000 of these Options vesting at various times during Fiscal Year 2006 provided that Mr. Barmore continues to serve as Chairman of the Board during the applicable vesting periods during Fiscal Year 2006; 5,000 of these Options vesting on December 15, 2006 provided that Mr. Barmore continues to serve as Chairman as of September 30, 2006; and 5,000 of these Options vesting on December 15, 2007 provided that Mr. Barmore continues to serve as Chairman as of September 30, 2007). With respect to the remaining 30,000 Options, all or a portion of 15,000 of the Options will vest on December 15, 2006, and all or a portion of 15,000 of the Options will vest on December 15, 2007, based on the Company’s performance measured against three target criteria established for Fiscal Years 2006 and 2007 respectively.

Standing Committees of the Board

The Audit Committee currently consists of Messrs. Barmore, Frischkorn, Gibson, and McCord, each determined by the Board to be an independent director and each determined by the board to be financially sophisticated in accordance with applicable NASDAQ rules. During Fiscal Year 2005, the members of the Audit Committee were Messrs. Frischkorn, Knapp and McCord. The Audit Committee’s responsibilities include review and/or oversight of matters including the following: the professional services provided by ICO's independent accountants, the independence of such accountants from ICO's management, preparation of ICO's annual and quarterly financial statements, ICO's financial reporting process and internal control system (including oversight with respect to management’s documentation, testing and evaluation of ICO’s internal control over financial reporting in accordance with the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations), and ICO's significant accounting and financial reporting principles, practices and procedures. The Audit Committee also reviews such other matters with respect to ICO's accounting, auditing and financial reporting practices and procedures as it may find appropriate, or as may be brought to its attention. See the report of the Audit Committee below.

The Compensation Committee currently consists of Messrs. English, Frischkorn, and Gibson, each determined by the Board to be an independent director in accordance with applicable NASDAQ rules. During Fiscal Year 2005, the members of the Compensation Committee consisted of Messrs. Gibson, Knapp and McCord. There were no Compensation Committee interlock relationships or insider participation in compensation arrangements for the Fiscal Year 2005. The Compensation Committee’s responsibilities include reviewing and establishing compensation arrangements for executive officers and senior management, approving employee stock option grants, and taking whatever action may be required in connection with ICO's employee stock option plans. See the report of the Compensation Committee below.

The Nominating Committee currently consists of Messrs. Barmore, English and McCord. During Fiscal Year 2005, the members of the Nominating Committee were Messrs. English, Frischkorn and Knapp. The Nominating Committee’s primary responsibilities are to identify qualified candidates to serve as nominees for directors and to recommend such candidates to the Board. See the report of the Nominating Committee below.

Charters for the Audit Committee, Compensation Committee, and Nominating Committee of the Board of Directors may be found on our website, www.icopolymers.com, at the links specified below in the committees’ respective reports.

Shareholders Communications

Shareholders can contact any director or committee of the Board of Directors by mail c/o the Corporate Secretary, ICO, Inc., 5333 Westheimer Road, Suite 600, Houston, Texas 77056. Please note that effective May 1, 2006 our corporate office address will change, and as of that date all written communications to directors or committees of the Board of Directors should be mailed to them c/o the Corporate Secretary, ICO, Inc., 1811 Bering Drive, Suite 200, Houston, Texas 77057.

NOMINATING COMMITTEE REPORT

The Nominating Committee currently consists of Messrs. Barmore, English and McCord. The Board has determined that each member of the Nominating Committee is independent, as defined in NASDAQ Rule 4200(a). The Nominating Committee’s responsibilities include identifying qualified candidates to serve as nominees for directors, and determining, on behalf of the Board, whether each director and prospective director is independent under standards applicable to the committees on which such director serves or may serve.

Shareholders seeking to recommend director candidates for consideration by the Nominating Committee may do so by writing to the Company’s Corporate Secretary, providing the recommended candidates’ names, biographical data, and qualifications. The Nominating Committee will consider all candidates submitted by shareholders within the time period set forth specified below under “Information Concerning Shareholder Proposals” in this Proxy Statement.

Currently there are two vacancies on the Board of Directors resulting from the resignations of W. Robert Parkey, Jr. effective September 30, 2005, and of Christopher N. O’Sullivan effective November 30, 2005. In the event that the Board of Directors determines that both vacancies will be filled (rather than reducing the size of the Board), the Nominating Committee will initiate a process to identify qualified director nominees.

Qualifications of Directors

When identifying director nominees, the Nominating Committee may consider, among other factors: the person’s reputation, integrity and (for both NASDAQ and SEC purposes) independence; the person’s skills and business, government or other professional acumen, bearing in mind the composition of the Board of Directors, the current state of ICO and the industry generally at the time of determination; the number of other public companies for which the person serves as director; and the availability of the person’s time and commitment to ICO. Jon C. Biro and David E. K. Frischkorn, Jr., the current directors standing for reelection, were nominated by ICO’s Board of Directors at the recommendation of the Nominating Committee. In the case of each of these current directors standing for reelection, the Nominating Committee also took into account, among other things, the director’s tenure as a member of ICO’s Board of Directors, and attendance at, contributions to, and participation in meetings of the Board of Directors and committees thereof.

Director Nomination Process

•
The Nominating Committee, the Chairman of the Board, the Chief Executive Officer, or a board member identifies a need to add a new board member that meets specific criteria or to fill a vacancy on the board.

•
The Nominating Committee initiates a formal search by working with staff support, seeking input from board members and senior management, and hiring a search firm, if necessary. The Nominating Committee also considers recommendations for nominees for directorships submitted by Shareholders.

•
The initial slate of candidates that will satisfy specific criteria and otherwise qualify for membership on the Board are identified by and/or presented to the Nominating Committee, which ranks the candidates.

•
One or more of the members of the Nominating Committee interviews prospective candidates, and at least one member of the Nominating Committee offers the Chairman of the Board, the Chief Executive Officer, and all other board members the opportunity to interview prospective candidates.

•	The Nominating Committee recommends to the Board the nominee from among the candidates.

•	The nominee is nominated by the Board.

The Nominating Committee’s Charter may be found on the Company’s website, at http://icopolymers.com/ NominatingCommitteeCharter.pdf.

NOMINATING COMMITTEE
Eric O. English, Chairman
Gregory T. Barmore Charles T. McCord, III

AUDIT COMMITTEE REPORT

The Audit Committee currently consists of Messrs. Barmore, Frischkorn, Gibson, and McCord. The Board has determined that each member of the Audit Committee is independent, as defined in Rule 4200(a) of the NASDAQ and as set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934. In addition, the Board has determined that Mr. Frischkorn and Mr. Barmore each qualify as an "audit committee financial expert" (as defined in the rules of the Securities and Exchange Commission). All of the current members of the Audit Committee are able to read and understand fundamental financial statements, and none have participated in the preparation of financial statements of ICO or its subsidiaries during the past three years.

The Audit Committee’s responsibilities include the appointment, compensation and retention of ICO’s independent accountants, as well as review of the professional services provided by ICO's independent accountants and the independence of such accountants from ICO's management. During the course of Fiscal Year 2005, management completed the documentation, testing and evaluation of the Company’s internal control over financial reporting in accordance with the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee reviewed the progress of the documentation, testing and evaluation, and provided oversight during the process. The Audit Committee received periodic updates from both management and PricewaterhouseCoopers LLP. At the conclusion of the process, the Audit Committee reviewed and discussed management’s report on the effectiveness of the Company’s internal control over financial reporting and the related attestation report of PricewaterhouseCoopers LLP. The Audit Committee must also discuss with management and ICO’s independent accountants certain matters including: ICO's annual and quarterly financial statements; ICO's financial reporting process and internal control system; ICO's significant accounting and financial reporting principles, practices and procedures; and such other matters with respect to ICO's accounting, auditing and financial reporting practices and procedures as it may find appropriate, or as may be brought to its attention.

The Audit Committee’s Charter may be found on the Company’s website, at http://www.icopolymers.com/ AuditCommitteeCharter.pdf. The Charter provides further information regarding the Audit Committee and its authority, responsibility and duties.

In connection with the preparation of ICO's Annual Report on Form 10-K for the fiscal year ended September 30, 2005 (“2005 Annual Report”), the Audit Committee:

(i)	reviewed and discussed the audited financial statements with ICO's management and PricewaterhouseCoopers LLP, ICO's independent auditors;

(ii)	discussed with PricewaterhouseCoopers LLP the matters required to be disclosed by the Public Company Accounting Oversight Board (“PCAOB”) auditing standards;

(iii)
received and discussed with PricewaterhouseCoopers LLP the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (as modified or supplemented);

(iv)
discussed with ICO’s management and PricewaterhouseCoopers LLP the process used for the Chief Executive Officer and Chief Financial Officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the 2005 Annual Report and other periodic filings with the SEC; and

(v)	discussed with PricewaterhouseCoopers LLP its independence (including reviewing the non-audit services provided to ICO by PricewaterhouseCoopers LLP.

The charter of the Audit Committee provides that the Audit Committee is responsible for the pre-approval of all auditing services and permissible non-audit services (including the fees and terms of these services) to be performed for the Company by the independent auditors, subject to the requirements of applicable law. In addition to pre-approving specific services as the needs for such services arise, the Audit Committee has adopted and implemented a formal pre-approval policy, with procedures for pre-approving audit and other fees (which procedures are sufficiently detailed as to the particular service such that they do not constitute a delegation of the Audit Committee’s authority to management). Details regarding the fees paid to PricewaterhouseCoopers LLP in Fiscal Year 2005 for audit services, audit-related services, tax services and all other services are set forth under the caption “Information Regarding the Company’s Independent Auditors” below.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in ICO's Annual Report on Form 10-K for the year ended September 30, 2005.

Notwithstanding the foregoing actions and the responsibilities set forth in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent auditors are responsible for expressing an opinion on those financial statements. Committee members are not employees of the Company or accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent auditors included in their report on the Company’s financial statements.

The Audit Committee meets regularly with management and the independent auditors, and receives the communications described above. The Audit Committee has also established procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide the Committee with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards.

The information contained in this Audit Committee Report shall not be deemed to be "soliciting material" to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

AUDIT COMMITTEE
Charles T. McCord, III, Chairman
Gregory T. Barmore David E. K. Frischkorn, Jr.
John F. Gibson

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth, as of December 31, 2005, the shares of Common Stock beneficially owned by (i) each director and director nominee of the Company, (ii) each former and current executive officer of the Company listed in the Summary Compensation Table set forth below, and (iii) all such former and current executive officers and directors of the Company listed below collectively as a group.

NAME OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP		PERCENT OF CLASS
Current Directors
A. John Knapp, Jr.	1,278,774	(1)	4.9%
Charles T. McCord, III	637,914	(2)	2.5%
Jon C. Biro	276,680	(3)	1.1%
Gregory T. Barmore	100,780	(4)	*
David E.K. Frischkorn, Jr.	36,000	(5)	*
John F. Gibson	15,000	(6)	*
Eric O. English	10,000	(7)	*

Executive Officers Who Are Not Directors
Stephen E. Barkmann	161,156	(8)	*
Dario E. Masutti	127,600	(9)	*
Bradley T. Leuschner	85,285	(10)	*
Derek R. Bristow	81,000	(11)	*
D. Eric Parsons	46,392	(12)	*
Charlotte Fischer Ewart	43,264	(13)	*

Former Executive Officer
W. Robert Parkey, Jr.	220,000	(14)	*

Officers and Directors named above as a group (14 persons)	3,119,845		11.6%

* Less than 1% of outstanding shares.

(1)
Share amounts include 25,000 shares of Common Stock that are issuable upon exercise of stock options granted under the Company’s 1993 Stock Option Plan for Non-Employee Directors (the “1993 Director Plan”), and 360,000 shares of Common Stock that are issuable upon exercise of stock options granted under ICO’s 1998 Employee Stock Option Plan (the “1998 Plan”). Share amounts include 142,876 shares of Common Stock owned by Mr. Knapp; 410,743 shares of Common Stock held by Mr. Knapp in an IRA; 268,655 shares of Common Stock held by Andover Group, Inc. which are indirectly held by Mr. Knapp as President of the organization; 39,500 shares of Common Stock held by Andover Real Estate Service, Inc. which are indirectly held by Mr. Knapp as President of the organization; and 32,000 shares of Common Stock held in the Knapp Children’s Trust. Mr. Knapp disclaims beneficial ownership of the 32,000 shares of Common Stock held by the Knapp Children’s Trust.

(2)
Share amounts include 25,000 shares of Common Stock that are issuable upon exercise of stock options granted under the 1993 Director Plan, and 586,448 shares of Common Stock owned by Mr. McCord. Share amounts also include 26,466 shares of Common Stock held by ETM, Inc., an organization in which Mr. McCord services as Vice President and Director and shares investment control, although he retains no beneficial ownership of any securities held by the organization. Mr. McCord’s two adult children are the sole shareholders of ETM, Inc.

(3)
Share amount consists of 20,744 shares of Common Stock owned jointly by Mr. Biro and his wife; 238,000 shares of Common Stock that are issuable upon exercise of stock options granted under ICO’s 1994 Employee Stock Option Plan (the “1994 Plan”), ICO’s 1995 Employee Stock Option Plan (the “1995 Plan”), ICO’s 1996 Stock Option Plan (the “1996 Plan”), and the 1998 Plan; and 17,936 equivalent shares of Common Stock held in the unitized stock fund in ICO’s 401(k) savings plan.

(4)	Share amount consists of 90,780 shares of Common Stock owned by Mr. Barmore, and 10,000 shares of Common Stock that are issuable upon exercise of stock options granted under the 1993 Director Plan.
(5)
Share amount includes 5,000 shares of Common Stock owned by Mr. Frischkorn; 5,000 shares of Common Stock held by Mr. Frischkorn in an IRA; 3,000 shares of Common Stock held by David Frischkorn TTEE, 1987 Present Interest Trust for Anne Eloise Frischkorn, the daughter of Mr. Frischkorn; and 3,000 shares held by Anne E. Frischkorn TTEE, 1987 Present Interest Trust for David Frischkorn, III, the son of the Mr. Frischkorn. Mr. Frischkorn disclaims beneficial ownership of any securities held by either of the two referenced trusts. Share amounts also include 20,000 shares of Common Stock that are issuable upon exercise of stock options granted under the 1993 Director Plan.

(6)	Share amount consists of 15,000 shares of Common Stock that are issuable upon exercise of stock options granted under the 1993 Director Plan.
(7)	Share amount consists of 10,000 shares of Common Stock that are issuable upon exercise of stock options granted under the 1993 Director Plan.
(8)
Share amount consists of 18,896 equivalent shares of Common Stock held in the unitized stock fund in ICO’s 401(k) savings plan, and 142,260 shares of Common Stock that are issuable upon exercise of stock options granted under the 1996 Plan and the 1998 Plan.

(9)
Share amount consists of 7,600 shares of Common Stock owned by Mr. Masutti, and 120,000 shares of Common Stock that are issuable upon exercise of stock options granted under the 1994 Plan, the 1995 Plan, the 1996 Plan, and the 1998 Plan.

(10)
Share amount consists of 430 shares of Common Stock owned by Mr. Leuschner; 60,000 shares of Common Stock that are issuable upon exercise of stock options granted under the 1996 Plan and the 1998 Plan; and 24,855 equivalent shares of Common Stock held in the unitized stock fund in ICO’s 401(k) savings plan.

(11)	Share amount consists of 81,000 shares of Common Stock that are issuable upon exercise of stock options granted under the 1996 Plan and the 1998 Plan.
(12)
Share amount consists of 20,392 equivalent shares of Common Stock held in the unitized stock fund in ICO’s 401(k) savings plan, and 26,000 shares of Common Stock that are issuable upon exercise of stock options granted under the 1996 Plan and the 1998 Plan.

(13)
Share amount consists of 2,000 shares of Common Stock owned by Ms. Ewart, 500 shares of Common Stock owned by her husband, 10,764 equivalent shares of Common Stock held in the unitized stock fund in ICO’s 401(k) savings plan, and 30,000 shares of Common Stock that are issuable upon exercise of stock options granted under the 1994 Plan, the 1996 Plan, and the 1998 Plan.

(14)
Share amount consists of 20,000 shares of Common Stock owned by Mr. Parkey, and 200,000 shares of Common Stock that are issuable upon exercise of stock options granted under the 1995 Plan, the 1996 Plan and the 1998 Plan.

EXECUTIVE COMPENSATION

The following table sets forth the cash compensation paid by ICO during the fiscal years ended September 30, 2005, 2004 and 2003 to: (i) ICO’s Chief Executive Officer; and (ii) the Company’s four most highly compensated executive officers (other than the Chief Executive Officer) during Fiscal Year 2005, who were serving as executive officers at the end of Fiscal Year 2005.
		ANNUAL COMPENSATION		LONG-TERM COMPENSATION
NAME AND PRINCIPAL POSITION	FISCAL YEAR	SALARY (1)	BONUS (1)	SECURITIES UNDERLYING OPTIONS	ALL OTHER COMPENSATION (1)(2)
Former Executive Officer
W. Robert Parkey, Jr. (3)	2005	310,000	26,000	0	8,000
Former President and Chief	2004	191,000	150,000	600,000(4)	6,000
Executive Officer	2003	---	---	---	---

Current Executive Officers
A. John Knapp, Jr. (5)	2005	---	---	---	---
President and Chief	2004	---	---	---	---
Executive Officer	2003	---	---	---	---

Jon C. Biro	2005	230,000	19,000	0	22,000
Chief Financial Officer and	2004	223,000	112,000	126,000	21,000
Treasurer	2003	207,000	40,000	10,000	25,000

Stephen E. Barkmann	2005	235,000	80,000	50,000	15,000
President, Bayshore Industrial	2004	215,000	100,000	50,000	11,000
	2003	213,000	0	0	10,000

Dario E. Masutti(6)	2005	227,000	0	20,000	23,000
President, ICO Courtenay -Australasia	2004	209,000	56,000	40,000	14,000
	2003	174,000	18,000	55,000	12,000

Derek R. Bristow (7)	2005	196,000	45,000	30,000	46,000
President, ICO Europe	2004	180,000	55,000	30,000	101,000
	2003	87,000	0	20,000	30,000

(1) Rounded to the nearest thousand.
(2) For Messrs. Biro, Barkmann, Masutti, and Bristow, includes the Company’s contributions to Company-sponsored retirement plans (for U.S. employees, the Company’s 401(k) plan), and for Messrs. Biro and Barkmann includes a car allowance.
(3) Mr. Parkey’s employment with the Company began on February 2, 2004. Effective October 1, 2005, Mr. Parkey no longer serves as President and Chief Executive Officer.
(4)  As of September 8, 2005, 400,000 of these Options were terminated in connection with the Separation Agreement and Release that was entered into between Mr. Parkey and the Company.
(5) Mr. Knapp became Chief Executive Officer on October 1, 2006, at an annual base salary of $96,000. Please see the discussion regarding Mr. Knapp’s employment agreement, below, for additional information on his compensation and benefits.
(6) Mr. Masutti’s compensation was paid in New Zealand currency. His compensation is translated into U.S. dollars at the spot rate as of the last day of the applicable fiscal year. At September 30, 2005, 2004, and 2003, the spot rates were 0.6938, 0.6755, and 0.5981 respectively. Mr. Masutti was paid a salary of NZ$ 327,600, NZ$ 310,000, and NZ$ 292,000 for the Fiscal Years 2005, 2004, and 2003 respectively (translated into US$ 227,000, US$ 209,000, and US$ 174,000 at the referenced spot rates). He was paid a bonus of NZ$ 0, NZ$ 83,000, and NZ$ 30,000 for the Fiscal Years 2005, 2004, and 2003 respectively (translated into US$ 0, US$ 56,000, and US$ 18,000 at the respective spot rates). Mr. Masutti was paid other compensation (consisting of contributions to the Company-sponsored retirement plan and phone allowance) of NZ$ 33,000, NZ$ 21,000 and NZ$ 20,000 for the Fiscal Years 2005, 2004, and 2003 respectively (translated in to US$ 23,000, US$ 14,000 and US$ 12,000 at the respective spot rates).

(7) Mr. Bristow’s compensation was paid in Euro currency during Fiscal Years 2005 and 2004. In Fiscal Year 2003, Mr. Bristow was paid in both New Zealand dollars and Euro currency. Mr. Bristow’s compensation is translated into U.S. dollars at the spot rate as of the last day of the applicable fiscal year. At September 30, 2005 and 2004, the Euro spot rates were 1.2058 and 1.2417 respectively. Mr. Bristow was paid a salary of €162,800 and €145,163 for the Fiscal Years 2005 and 2004 respectively (translated into US $196,000 and US $180,000 at the referenced spot rates). The September 30, 2003 spot rates were 0.5981 (for NZ$) and 1.165 (for Euros). In Fiscal Year 2003, Mr. Bristow was paid a salary of NZ$ 100,833 and €22,500 (translated into US$ 61,000 and US$ 26,000 respectively, totaling US $87,000). He was paid a bonus of €44,653 for Fiscal Year 2004 (translated into US$ 55,000 at the respective spot rate). Mr. Bristow will be paid a bonus of US $45,000 for Fiscal Year 2005; such bonus has not yet been paid but will be paid in the near future. Mr. Bristow was paid other compensation (consisting of contributions to the Company-sponsored retirement plan, as well miscellaneous items necessitated by his overseas assignment in Italy including private health insurance coverage, school fees, tax equalization) of €38,165, €81,386 and NZ$ 23,707 / €13,625 for the Fiscal Years 2005, 2004, and 2003 respectively (translated into US$ 46,000, US$ 101,000 and US$ 30,000 at the respective spot rates).

EMPLOYMENT AGREEMENTS

The base salaries of the Company’s executives named in the Summary Compensation Table, effective October 1, 2005, and as of January 26, 2006, are as follows:

A. John Knapp, Jr.	$96,000
Jon C. Biro	$235,000
Stephen E. Barkmann	$235,000
Dario E. Masutti	NZ$ 327,600(1)
Derek R. Bristow	€162,800(2)

(1) Mr. Masutti’s compensation is paid in New Zealand currency. His compensation, translated into U.S. dollars at the spot rate of 0.6815 (for NZD) as of January 1, 2006, is US$ 223,259.
(2) Mr. Bristow’s compensation is paid in Euros. His compensation, translated into U.S. dollars at the spot rates of 1.198 (for Euros) as of January 1, 2006, is US$ 195,034.

The base salary of each referenced executive is reviewed at least annually by the Board of Directors or Compensation Committee thereof, and may be increased from time to time to reflect, at a minimum, increases in the cost of living. The named executives may receive an annual cash bonus in such amount as is determined by the Board or the Compensation Committee thereof, and are eligible to receive stock option grants from the Company’s employee stock option plans. Each executive is eligible to participate in standard benefit plans in which non-executive employees may participate, including the Company’s welfare plans and (with the regard to the U.S.-based executives) ICO’s 401(k) plan, according to the provisions of those plans. Each of the named executives, excluding Mr. Knapp, receives a vehicle allowance or the use of a vehicle leased by the Company.

Among the referenced executives, the Company has employment agreements with A. John Knapp, Jr., Jon C. Biro, Dario E. Masutti and Derek R. Bristow.

Mr. Knapp’s employment agreement with the Company, effective as of October 1, 2005, provides for a base salary of $96,000 per annum, payable bi-weekly, and also provides that Mr. Knapp is entitled to participate in the Company’s standard health and welfare plans, including medical and dental insurance, and the Company’s 401(k) plan, pursuant to the terms of those plans. Pursuant to his employment agreement Mr. Knapp is an at-will employee, employed for an indefinite term, and if Mr. Knapp’s employment terminates for any reason, he shall be entitled to receive compensation and benefits through the termination date. In addition to the compensation and benefits described above, Mr. Knapp was granted options (“Options”) to purchase 360,000 shares of Common Stock (“Shares”), pursuant to the terms of the Company’s 1998 Employee Stock Option Plan (the “1998 Plan”); 120,000 of these Options were granted on October 3, 2005, and the remaining 240,000 Options were granted on November 18, 2005. All 360,000 of the Options granted to Mr. Knapp are Non-Qualified Stock Options. Additional terms of these grants are described below.

The 120,000 Options granted to Mr. Knapp on October 3, 2005 vest over the period of October 3, 2005 through September 30, 2006 as follows: Options to purchase 10,000 Shares vest on October 31, 2005, and Options to purchase an additional 10,000 Shares shall vest on the last day of each of the eleven months immediately following October 2005; provided, however, that in the event that Mr. Knapp’s employment with the Company terminates for any reason prior to the last day of any month during Fiscal Year 2006, a pro-rated number of Shares will vest for the month in which his employment terminates (calculated based on the percentage of days he was an employee during the month of termination), and the remaining Options that would otherwise have vested during Fiscal Year 2006 shall not vest or be exercisable and shall terminate. All 120,000 of the Options granted on October 3, 2005, to the extent vested, shall expire seven (7) years from the grant date, on October 3, 2012. The exercise price for these 120,000 Options is the fair market value of the Shares (as defined in the plan) on the date of grant, which was $2.89 per Share.

The 240,000 Options granted to Mr. Knapp on November 18, 2005 vest as follows:

(a) 30,000 of these Options will vest on December 15, 2006, and 30,000 of these Options will vest on December 15, 2007, provided that Mr. Knapp continues to serve as President and Chief Executive Officer as of September 30, 2006 and September 30, 2007 respectively; and

(b) All or a portion of 90,000 of the Options will vest on December 15, 2006, and all or a portion of 90,000 of the Options will vest on December 15, 2007, based on the Company’s performance vs. target on three measurements during Fiscal Years 2006 and 2007 respectively. The vesting of these Options is also conditioned upon Mr. Knapp’s continued service as President and Chief Executive Officer as of the end of the applicable fiscal year.

All 240,000 of the Options granted to Mr. Knapp on November 18, 2005, to the extent vested, shall expire seven (7) years from the date of grant, on November 18, 2012. The exercise price for these 240,000 Options is the fair market value of the Shares (as defined in the plan) on the date of grant, which was $2.40 per Share.

Mr. Knapp’s agreement further provides that he must devote at least seventy-five percent (75%) of his business time, energy, and best efforts to the business and affairs of the Company, and that he may participate in business activities that do not interfere, directly or indirectly, with the performance of his duties under the agreement or that are not contrary to the interest of the Company.

Mr. Biro’s employment agreement with the Company, as amended and extended on January 20, 2006, provides for a term of employment through January 28, 2008. Mr. Biro’s employment agreement provides for a base salary of $235,000 per year. The Board of Directors must notify Mr. Biro within six weeks of the end of the term of the Board’s desire to continue Mr. Biro’s employment beyond the term. In such an event, Mr. Biro and the Board of Directors will extend the term for an additional two-year period or negotiate a new employment agreement. If (A) Mr. Biro’s employment agreement is terminated by ICO during the term for Cause (as defined in the agreement), death or Permanent Disability (as defined in the agreement) (and such death or Permanent Disability does not result from any incident beyond Mr. Biro’s control while traveling on business or in the course and scope of his employment), or (B) Mr. Biro’s employment agreement is terminated upon the expiration of the term because the parties are unable to agree to terms of a new agreement by the end of the term and ICO has offered (i) to extend the term or (ii) to enter into a new agreement on substantially the same terms and conditions (in each case the Company may increase Mr. Biro’s salary, bonus and other benefits) and Mr. Biro has rejected the offer, ICO shall pay Mr. Biro for salary through the termination date, any accrued but unused vacation days, and any annual incentive bonus from the previous year that has been earned but not yet paid. If (A) Mr. Biro is terminated during the term by ICO other than for the circumstances described in the preceding sentence, (B) the Company has not offered upon expiration of the agreement (i) to extend the term for an additional two years or (ii) to enter into a new agreement on substantially the same terms and conditions (in each case the Company may increase Mr. Biro’s salary, bonus and other benefits), or (C) if Mr. Biro terminates the agreement during the term for Good Reason (as defined in the agreement), Mr. Biro will be entitled to receive a lump sum equal to (i) his pro rata base salary through the date of termination, (ii) his annual incentive bonus, if any, for the prior fiscal year that was earned but not paid, (iii) payment, if any, for accrued and unused vacation days, (iv) a sum equal to 200% his current annual base salary, and (v) a pro rata portion of his annual incentive bonus for the fiscal year during which the termination occurs (an “Early Termination Payment”). If there is a Change of Control (as defined in the agreement) during the term, and within the 12 month period immediately following the Change of Control (A) Mr. Biro’s employment agreement is terminated by ICO other than because of death, Permanent Disability, Cause or voluntary termination, (B) Mr. Biro is forced to relocate or commute to a location outside the Houston metropolitan area, (C) Mr. Biro’s base salary or another material benefit is reduced, or (D) Mr. Biro’s job description, job role, responsibilities or scope is materially diminished, the Company will, in additional to paying him an Early Termination Payment, pay Mr. Biro’s COBRA payments and premiums on portable welfare plans for 12 months following termination.

The Company’s Fiscal Year 2006 Incentive Compensation Plan applicable to Mr. Biro provides for a bonus payment to be made to Mr. Biro based upon a calculation involving the Company’s Fiscal Year 2006 corporate expenses, ICO, Inc.’s consolidated return on equity in Fiscal Year 2006, and subjective factors.

The Company’s employment agreement with Mr. Masutti is governed by New Zealand law. Pursuant to Mr. Masutti’s agreement he is employed for an indefinite term, and either party may terminate the agreement upon three months’ written notice. Mr. Masutti’s agreement further specifies that if the agreement is terminated because Mr. Masutti’s position becomes superfluous to the Company’s needs (i.e. becomes redundant), he is entitled to receive up to eighteen (18) months’ salary.

The Company’s employment agreement with Mr. Bristow is governed by Italian law. Mr. Bristow is a New Zealand citizen who worked with the Company’s New Zealand subsidiary for several years prior to his transfer to the Company’s Italian subsidiary in July of 2003 and his subsequent promotion to the position of President, ICO Europe. In addition to base salary and standard benefits, Mr. Bristow’s employment agreement provides for tax equalization payments and additional elements of compensation and benefits related to and/or necessitated by Mr. Bristow and his family’s non-permanent residence in Italy. The agreement provides for a term of employment through July 18, 2007, but also includes specific provisions for transfer to another of the Company’s subsidiaries if the term is not extended.

The Company’s Fiscal Year 2006 Incentive Compensation Plan applicable to Messrs. Barkmann, Bristow, and Masutti (as well as the Company’s fourth business unit President, D. Eric Parsons) provides for a bonus payment to be made to each executive based upon a calculation involving each of their respective business unit’s Fiscal Year 2006 operating income, return on invested capital, and investment turnover, as well as ICO, Inc.’s Fiscal Year 2005 consolidated return on equity, and subjective factors.

In addition to the agreements described above with the named executive officers, other executive officers and employees are parties to employment agreements with the Company or its subsidiaries, with terms and conditions that vary by each individual employee.

OPTIONS GRANTED DURING FISCAL YEAR 2005

The following table sets forth information relating to the stock option grants made during Fiscal Year 2005 to the executives named in the Summary Compensation table on page 14.

	NUMBER OF SECURITIES UNDERLYING OPTIONS	% OF TOTAL OPTIONS GRANTED TO EMPLOYEES IN FISCAL	EXERCISE PRICE	EXPIRATION	POTENTIAL REALIZABLE VALUE AT ASSUMED ANNUAL RATES OF STOCK PRICE APPRECIATION FOR OPTION TERM (3)(4)
NAME	GRANTED	YEAR (1)	($/SHARE)	DATE(2)	5%	10%
W. Robert Parkey, Jr.	0	n/a	n/a	n/a	n/a	n/a
A. John Knapp, Jr.	5,000	n/a(5)	$3.41	3/18/2015	3,333	15,407
Jon C. Biro	0	n/a	n/a	n/a	n/a	n/a
Stephen E. Barkmann (6)	50,000	19.7%	$2.45	5/25/2015	88,000	212,000
Dario E. Masutti (7)	20,000	7.9%	$2.45	5/25/2015	35,000	84,000
Derek R. Bristow (8)	30,000	11.8%	$2.45	5/25/2015	53,000	127,000

(1) Based on a total of 254,000 Options granted to all employees in Fiscal Year 2005.
(2) All of the referenced Options expire on the earlier of (a) 90 days following the termination of the executive’s employment for any reasons, or (b) the stated expiration date.
(3) Potential realizable value is determined by multiplying the exercise price per Share by the stated annual appreciation rate compounded annually for the term of the Option, subtracting the exercise price per Share from the product, and multiplying the remainder by the number of Options granted. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code and any applicable state laws or Option provisions providing for termination of an Option following termination of employment, non-transferability, or vesting. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Company’s Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.
(4) Rounded to the nearest thousand.
(5)  The 5,000 Options granted to Mr. Knapp in Fiscal Year 2005 were granted pursuant to the 1993 Director Plan immediately following the 2005 Annual Meeting of Shareholders, pursuant to the terms of that plan. At the time of that grant Mr. Knapp was a non-employee director, and was therefore eligible to receive Option grants under the 1993 Director Plan. The percentage of total Options granted to employees during the fiscal year is not indicated as Mr. Knapp’s options were not granted from one of the Company’s employee stock option plans.
(6)  Only 10,000 of the 50,000 Options granted to Mr. Barkmann in Fiscal Year 2005 vested during the fiscal year.
(7)  Only 4,000 of the 20,000 Options granted to Mr. Masutti in Fiscal Year 2005 vested during the fiscal year.
(8) Only 6,000 of the 30,000 Options granted to Mr. Bristow in Fiscal Year 2005 vested during the fiscal year.

FISCAL YEAR 2005 OPTION EXERCISES AND FISCAL YEAR-END VALUE

The following table sets forth Options exercised by the executives named in the Summary Compensation Table on page 14 during Fiscal Year 2005, and the total number and value of all unexercised Options granted by the Company to the named executives as of the end of Fiscal Year 2005. The value of "in-the-money" Options refers to Options having an exercise price that is less than the market price of ICO's Common Stock on September 30, 2005.

	SHARES ACQUIRED ON	VALUE REALIZED	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS AT SEPTEMBER 30, 2005	VALUE OF UNEXERCISED IN-THE-MONEY OPTIONS AT SEPTEMBER 30, 2005 (1)
NAME	EXERCISE	($)	EXERCISABLE/UNEXERCISABLE	EXERCISABLE/UNEXERCISABLE
W. Robert Parkey, Jr.	0	N/A	200,000/0	140,900/0
A. John Knapp, Jr.	0	N/A	25,000/0	23,825/0
Jon C. Biro	0	N/A	150,000/46,000	119,220/24,660
Stephen E. Barkmann	0	$54,492	30,000/70,000	15,300/34,700
Dario E. Masutti	0	N/A	58,000/62,000	74,280/56,540
Derek R. Bristow	0	N/A	31,000/50,000	30,450/34,020

(1) Based upon the $2.93 closing market value price of ICO’s Common Stock on September 30, 2005, as reported on the NASDAQ Stock Market.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information, as of September 30, 2005, concerning the Company’s equity compensation plans (i) previously approved by security holders, and (ii) not previously approved by security holders.

Plan Category	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS, AND RIGHTS	WEIGHTED- AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS ($/SHARE)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFERENCED IN THE FIRST COLUMN)
Equity Compensation Plans Approved by Security Holders	1,553,605	$2.38	792,445

Equity Compensation Plans Not Approved by Security Holders	0	0	0

Total	1,553,605	$2.38	792,445

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Company’s Board of Directors (the "Committee") is responsible for the Company’s executive compensation programs and employee stock option plans. The Committee reviews and makes recommendations to the full Board of Directors regarding the compensation of the Chief Executive Officer, establishes and reviews compensation levels of ICO’s other executive officers, reviews and approves the material terms of employment agreements with executive officers, authorizes all stock option awards, and generally administers ICO's employee stock option plans. The Committee’s executive compensation decisions are made with the intention to help ICO attract, motivate and retain executive talent. In making executive compensation decisions, the Committee also takes into account the cyclical nature of ICO's business lines, industry factors affecting the performance of particular business units, and progress toward the achievement of strategic Company objectives. The Committee believes that the Company’s various compensation programs are properly balanced to provide appropriate motivation for both executives in the field and in the corporate office. The Compensation Committee’s Charter may be found on the Company’s website, at http://www.icopolymers.com/CompensationCommitteeCharter.pdf.

The following summarizes the Committee's compensation programs and policies and describes the basis for compensation of ICO's executive officers including its Chief Executive Officer.

Cash Compensation

Base Salary Program. ICO believes that offering competitive rates of base pay plays an important role in its ability to attract and retain executive talent. Discretionary base salary adjustments are also made based upon each individual employee's performance over time. Generally, executive salaries are reviewed annually based on a variety of factors including individual performance, market comparisons, and ICO's overall financial condition.

Annual Performance Compensation. ICO has historically provided annual performance compensation to executives in the form of cash bonuses. The Committee's decisions have typically been based upon the performance and financial condition of ICO and subjective factors including the executive officer's job performance and achievements during ICO's fiscal year. At times, special bonuses may be awarded related to specific material events that required extraordinary effort on the part of the executive officer.

The employment agreements of both Mr. Parkey (the Company’s former President and Chief Executive Officer, who served in that position until September 30, 2005) and Mr. Biro (the Company’s Chief Financial Officer and Treasurer) set forth in formulaic fashion the method for determining their annual incentive bonuses for the fiscal year ending September 30, 2005 (“Fiscal Year 2005”). The Committee’s 2005 incentive compensation plan applicable to Stephen Barkmann, Derek Bristow, and Dario Masutti (Presidents of the Company’s Bayshore Industrial, European, and Australasian business units, respectively) also set forth in formulaic fashion the method for determining their annual incentive bonuses for Fiscal Year 2005, based on performance vs. target of their respective business units. The Committee approved discretionary bonus payments for the remaining executive officers for Fiscal Year 2005 performance.

The Committee has established formulas for determining the annual incentive cash bonuses that may be awarded for the fiscal year ended September 30, 2006 (“Fiscal Year 2006”), to Mr. Biro and to the four business unit Presidents, Messrs. Barkmann, Bristow, Masutti, and Parsons. See “Employment Agreements,” above, for more information regarding the referenced bonus formulas for these executives for Fiscal Year 2006.

The Committee (and subsequently the Board of Directors) did not, however, establish a formula for an annual cash bonus for Fiscal Year 2006 for the Company’s current President and Chief Executive Officer, A. John Knapp, Jr. Please see the discussion regarding Mr. Knapp’s compensation, below.

Long-Term Compensation

Longer-term incentives, in the form of stock options, are designed to directly link a significant portion of the executive's compensation to the enhancement of shareholder value. Additionally, stock options encourage management to focus on longer-term objectives along with annual operating performance, and encourage retention of valued employees. The Committee believes that stock incentives are appropriate, not only for senior management, but also for other key employees of ICO and its subsidiaries. ICO’s employee stock option plans provide that stock options awarded pursuant to the plans provide for purchases of shares at an exercise price equal to or higher than fair market value of the shares on the date of grant.

From time-to-time, the Committee grants stock options to ICO's executive officers and other key employees. The number of options is determined based upon the level and contribution of a given employee, and may take into account the number of options previously granted to the employee.  In Fiscal Year 2005, the Committee granted 254,000 options to twenty-seven (27) employees of the Company and its various subsidiaries. (See “Options Granted During Fiscal Year 2005,” above.)

Compensation of the Company’s Former Chief Executive Officer during Fiscal Year 2005

W. Robert Parkey, Jr. was appointed ICO’s President and Chief Executive Officer, effective February 2, 2004, for an initial two-year term of employment through February 2, 2006.  Mr. Parkey’s employment agreement that became effective on February 2, 2004 provided for cash compensation (a base salary), an annual incentive bonus, and stock options, as summarized below. Effective September 30, 2005, Mr. Parkey resigned from his positions as President, Chief Executive Officer, and Director. In connection with his resignation from the referenced positions, on September 2, 2005, Mr. Parkey entered into an Employment, Consulting and Separation Agreement and Release (“Separation Agreement”), which became effective on September 30, 2005, the last day of the fiscal year.

Mr. Parkey’s employment agreement that became effective on February 2, 2004 provided for a base salary of $310,000 per annum, which base salary could not be reduced during the two-year term. In determining the base salary to be paid to Mr. Parkey, the Compensation Committee took into account Mr. Parkey’s abilities, business experience, and achievements prior to joining ICO. The Compensation Committee also considered compensation levels of officers of companies of similar size as well as companies operating in the specialty chemical and related industries. In accordance with the terms of his employment agreement, Mr. Parkey’s base salary for Fiscal Year 2005 continued to be $310,000.

Mr. Parkey’s employment agreement set forth in formulaic fashion the method for determining an annual incentive bonus for Fiscal Year 2005, based on the Company’s performance vs. target during the fiscal year, as well as the Company’s return on invested capital during the fiscal year. Based on the formula for set out in Mr. Parkey’s agreement and the Company’s performance during Fiscal Year 2005, Mr. Parkey received a bonus of $26,459, paid in lump sum cash following the end of Fiscal Year 2005.

As an inducement to enter the employment agreement, on February 2, 2004 the Company agreed to grant Mr. Parkey Options to purchase 600,000 Shares of Common Stock, pursuant to the terms of the Company’s existing employee stock option plans, and none of which were granted at prices not less than the fair market value of the Common Stock on February 2, 2004 (which was $2.16 per share). As of the date of Mr. Parkey’s resignation, only 200,000 of the referenced Options had vested. In connection Mr. Parkey’s separation from the Company, the Committee approved accelerating the vesting of and/or extending until February 2, 2011 the option exercise period with respect to 200,000 of the Options previously granted at prices ranging from $2.16 per share to $2.40 per share, and Mr. Parkey agreed to terminate the remaining 400,000 Options that were previously granted to him. (As a result, the referenced 400,000 Options became available for re-grant.)

Pursuant to the September 2, 2005 Separation Agreement, Mr. Parkey assumed the position of Special Advisor to the Company until February 1, 2006, during which period he is entitled to receive substantially the same compensation, benefits and office support as he previously received as President and Chief Executive Officer. Further, following the termination of his role as Special Advisor, Mr. Parkey will serve as an outside consultant to the Company until June 30, 2006, during which period he will be paid $25,833.33 per month and be entitled to the same benefits and support as he previously received as Special Advisor. If, prior to June 30, 2006, Mr. Parkey secures full-time employment as a senior executive with another company, he will not be required to provide consulting services and the Company will not provide him any benefits or support, but the Company will continue to pay Mr. Parkey his monthly consulting fee.

Compensation of the Company’s Current Chief Executive Officer during Fiscal Year 2006

A. John Knapp, Jr. was appointed ICO’s President and Chief Executive Officer, effective October 1, 2005. Mr. Knapp’s base salary for Fiscal Year 2006 is $96,000, payable bi-weekly. Pursuant to Mr. Knapp’s employment agreement (described in more detail under the heading “Employment Agreements,” on page 15 above), Mr. Knapp is entitled to participate in the Company’s standard health and welfare plans, but does not receive any non-standard benefits that may be commensurate with his position and responsibilities. However, in lieu of additional cash compensation for Mr. Knapp’s service as President and Chief Executive Officer, with the intent of further aligning Mr. Knapp’s interests with those of the Company’s shareholders, the Committee (and subsequently the Board of Directors) approved the October 3, 2005 grant of 120,000 Options to Mr. Knapp, vesting over the period of October 1, 2005 through September 30, 2006 (as described in more detail under “Employment Agreements,” above).

Mr. Knapp’s employment agreement does not contemplate an annual incentive cash bonus for Mr. Knapp for Fiscal Year 2006 or any other period. However, in addition to the October 3, 2005 grant of 120,000 Options to Mr. Knapp, the Committee (and subsequently the Board) approved the November 18, 2005 grant of 240,000 Options to Mr. Knapp (described in more detail under “Employment Agreements,” above). All or a portion of 120,000 of these Options will vest on December 15, 2006, and all or a portion of the remaining 120,000 of these Options will vest on December 15, 2007. It is the Committee’s intention that rather than Mr. Knapp’s annual incentive compensation having both a cash and a long-term stock option-based component, Mr. Knapp’s entire annual and long-term incentive compensation for the current period be in the form of this 240,000 Option grant, with vesting of 75% of these Options based on whether the Company achieves three specific performance targets approved by the Board for each of the Fiscal Years 2006 and 2007 respectively, and with the remaining 25% of these Options vesting based on whether Mr. Knapp continues to serve as President and Chief Executive Officer at the end of the applicable fiscal year. The Committee believes that the structure of this Option grant further aligns Mr. Knapp with the interests of the Shareholders.

Compensation Deduction Limitation

Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to named executive officers. The Committee currently believes that the Company should be able to continue to manage its executive compensation program for named executive officers so as to preserve the related federal income tax deductions.

Summary

The Committee believes that ICO's executive compensation policies and programs serve the interests of the Company and its Shareholders effectively. The various compensation programs are believed to be appropriately balanced to provide motivation for executives to contribute to ICO's overall success and enhance the value of ICO for the shareholders' benefit. The Committee will continue to monitor the effectiveness of ICO's compensation programs and will make changes, when appropriate, to meet the current and future needs of ICO.

COMPENSATION COMMITTEE
David E. K. Frischkorn, Jr., Chairman Eric O. English
John F. Gibson

STOCK PERFORMANCE CHART

The following chart and graph compare the yearly percentage change in the cumulative total shareholder return of ICO's Common Stock during the five years ended September 30, 2005 with the cumulative total return of the NASDAQ Composite Stock Index (U.S.) and the S&P Specialty Chemicals Index.

(1) Assumes $100 invested on September 30, 2000 and all dividends reinvested. Data supplied by NASDAQ and Zacks Investment Research.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires ICO's officers and directors, and persons who own more than 10% of a registered class of ICO's equity securities, to file reports of ownership and changes in ownership with the SEC and NASDAQ and to furnish ICO with copies of all reports filed.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to it and written representations that no other reports were required, the Company is not aware of any director or executive officer who has not timely filed reports required by Section 16(a) of the Exchange Act during or following the end of Fiscal Year 2005.

INFORMATION REGARDING THE COMPANY’S INDEPENDENT AUDITORS

The Company has typically included in its Proxy Statement a proposal for the Shareholders to ratify the Company’s appointment of independent accountants. PricewaterhouseCoopers LLP, independent accountants, examined ICO's consolidated financial statements for the Fiscal Year 2005, and, in connection with their audit function, reviewed ICO's Annual Report to Shareholders and certain of its filings with the SEC. The Company has had no disagreements with PricewaterhouseCoopers LLP regarding accounting principals or practices, financial statement disclosures, or auditing scope or procedures, and has been generally satisfied with their services; however, particularly in light of the significant increase in PricewaterhouseCoopers LLC’s fees incurred by the Company during Fiscal Year 2005, the Audit Committee believes that it is in the best interest of the Shareholders for the Audit Committee to consider the proposals of more than one audit firm and to consider engaging an alternative audit firm to examine the Company’s consolidated financial statements for Fiscal Year 2006. As of the date of the filing of this proxy statement, the Audit Committee is engaged in discussions with more than one audit firm, including PricewaterhouseCoopers LLC, regarding potential costs and other matters related to audit firm engagement. As the Audit Committee has neither reappointed PricewaterhouseCoopers LLP nor engaged an alternative audit firm, the Company’s Shareholders are not being asked to ratify the Company’s independent auditors for the current fiscal year. Below is the information that the Company would normally disclose to its Shareholders in a proposal requesting that the Shareholders ratify the appointment of independent auditors.

Audit Fees

The Audit Committee pre-approves all services provided by the Company’s independent auditors to the Company and its subsidiaries. The following table sets forth fees paid to PricewaterhouseCoopers LLP during the last two fiscal years:

Fees	Fiscal Year 2005	Fiscal Year 2004
Audit Fees(1)	$1,450,000	$692,000
Audit-Related Fees(2)	0	13,000
Tax Fees(3)	24,000	85,000
All Other Fees(4)	60,000	0

(1)
Audit Fees. Audit fees consist primarily of the audit and quarterly reviews of the financial statements, audits of subsidiaries, statutory audits of subsidiaries required by governmental or regulatory bodies, attestation services required by statute or regulation, comfort letters, consents, assistance with and review of documents filed with the SEC, work performed by tax professionals in connection with the audit and quarterly reviews, and accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards. For Fiscal Year 2005, audit fees also include fees for procedures including information systems reviews and testing performed in order to understand and place reliance on the system of internal control, and procedures to support the independent auditor’s report on management’s report on internal controls for financial reporting consistent with Section 404 of the Sarbanes-Oxley Act of 2002. The audit fees for Fiscal Year 2005 are currently an estimate; final fees are currently being negotiated with PricewaterhouseCoopers LLC.

(2)	Audit-Related Fees. Audit-related fees consist primarily of attestation services not required by statute or regulation.

(3)
Tax Fees. Tax fees include professional services provided for tax compliance, tax advice, and tax planning, and in particular, matters related to the sale of the Company’s former oilfield services business to Varco International, Inc.

(4)	All Other Fees. Other fees primarily include assistance with the Company’s implementation of Section 404 of the Sarbanes-Oxley Act of 2002.

PROPOSAL 1
ELECTION OF DIRECTORS

Two directors are to be elected at the Annual Meeting. ICO's Charter and Bylaws provide for a classified Board of Directors. Under these provisions, the Board of Directors is divided into Classes I, II and III, the terms of office of which are currently scheduled to expire on the dates of ICO's annual meetings of Shareholders in 2007, 2008 and 2006, respectively. Each director elected at an annual meeting serves for a term ending on the date of the third annual meeting following the meeting at which such director was elected or until his successor shall have been duly elected and qualified, or until his earlier death, resignation or removal.

Jon C. Biro and David E.K. Frischkorn, Jr., currently serving as Class III directors, have been nominated to serve as Class III Directors until ICO's Annual Meeting of Shareholders in 2009. The Board initially appointed Mr. Biro to the Board to fill a vacancy on the Board on December 9, 2002, and thereafter the Shareholders elected Mr. Biro at the 2003 Annual Meeting of Shareholders. Mr. Frischkorn was first elected at the 2002 Annual Meeting of Shareholders. For more information regarding these nominees, see information under the subheading “Directors Up for Reelection” on page 5 above.

Messrs. Gibson, Knapp, and McCord, who are Class I or II directors, will not be required to stand for election at the 2006 Annual Meeting of Shareholders because their present terms expire in either 2007 or 2008. Messrs. Barmore and English, elected on July 5, 2004 by the holders of the Company’s $6.75 Convertible Exchangeable Preferred Stock (“Preferred Stock”), following the Company’s failure to pay six quarterly dividends to the holders of the Preferred Stock, shall serve until both the Preferred Stock dividends are reinstated and such dividends in arrears are paid, or until their successors are elected by the holders of the Preferred Stock.

A plurality of votes cast in person or by proxy by the holders of Common Stock is required to elect a director. Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted FOR the election of Messrs. Biro and Frischkorn as Class III directors. Although the Board of Directors does not contemplate that any of the nominees will not be a candidate or will be unable to serve, if such a situation arises, the persons named in the enclosed proxy, in the absence of contrary instructions, will in their discretion vote FOR the election of such other persons as may be nominated by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

PROPOSAL 2
PROPOSAL TO AMEND THE SECOND AMENDED AND RESTATED
1998 STOCK OPTION PLAN

On January 12, 1998, the Board of Directors adopted, subject to Shareholder approval, the ICO, Inc. 1998 Stock Option Plan (as amended from time-to-time, generally referred to herein as the “1998 Plan”). The 1998 Plan became effective on January 12, 1998, having been adopted by the Board on that date and approved by the common shareholders (“Shareholders”) of the Company within twelve (12) months thereafter. The 1998 Plan was amended and restated by the Board on December 18, 2001, with such amendment and restatement approved by the Shareholders on March 15, 2002. The 1998 Plan was again amended and restated by the Board on January 27, 2004, with such amendment and restatement approved by the Shareholders on March 5, 2004. The 1998 Plan was amended by the Board on September 8, 2005, and was further amended and restated by the Board on November 16, 2005 (without the necessity of Shareholder approval for such amendments). The Third Amended and Restated ICO, Inc. 1998 Stock Option Plan is filed as Exhibit 10.13 to the Company’s Annual Report on Form 10-K that was filed with the Securities and Exchange Commission (“SEC”) on December 9, 2005.

The 1998 Plan provides for the issuance of both incentive stock options and nonqualified stock options to any individuals who perform services for the Company and who are treated as employees for federal income tax purposes, including the executive officers named in the Summary Compensation Table on page 14 above ("Eligible Employees"). The Board of Directors has adopted, effective January 26, 2006, and subject to shareholder approval, an amendment to the 1998 Plan to make an additional 260,000 shares of Common Stock (“Shares”) available under the 1998 Plan. If this proposal is approved by the Shareholders, except for the increase in the number of shares that can be issued under the 1998 Plan, the provisions of the 1998 Plan will remain the same as those presently in effect. The Company intends to file a registration statement on Form S-8 covering the additional shares of Common Stock issuable under the 1998 Plan promptly after approval by the Shareholders of this proposal.

General Description of the 1998 Plan

The purpose of the 1998 Plan is to promote the interests of the Company and its Shareholders by providing a means for Eligible Employees of the Company and its subsidiaries to acquire a proprietary interest in the Company, thereby strengthening the Company's ability to attract capable management personnel and provide an inducement for Eligible Employees to remain employed by the Company or its subsidiaries and to perform at their maximum levels.

Options under the 1998 Plan may be granted to Eligible Employees of the Company and its subsidiaries. The 1998 Plan is the Company’s only employee stock option plan that currently permits grants to employees (the Company’s other employee stock option plans have expired, although Options previously granted under the 1994, 1995, and 1996 Plans may still be exercised). A total of 1,200,000 shares of Common Stock (proposed to be increased to 1,460,000 shares) are reserved for issuance upon exercise of Options granted pursuant to the 1998 Plan. As of January 26, 2006, the Company had outstanding, under all employee stock option plans, Options to purchase a total of 1,797,750 Shares of Common Stock, and there were only 147,015 Options available for grant under all of the Company’s employee stock option plans. As of January 26, 2006, the Company had outstanding under all stock option plans (consisting of the 1994, 1995, 1996 and 1998 Plans, and the 1993 Director Plan), Options to purchase a total of 1,962,750 Shares of Common Stock, and there were a total of 331,015 Options available for grant under the five referenced plans.

The 1998 Plan is administered by the Compensation Committee, which is presently comprised of Messrs. Frischkorn, English, and Gibson.

The Board of Directors may at any time amend, suspend, or discontinue the 1998 Plan; provided, however, that except as otherwise permitted by Rule 16b-3 under the Exchange Act or, Section 162(m) or Section 422 of the Code, no amendments by the Board shall, without further approval of the Shareholders: (1) change the class of Eligible Employees; (2) increase the number of Shares which may be subject to options granted under the 1998 Plan except as provided upon lapse or termination of options without being completely exercised or upon certain changes to the stock of the Company; or (3) cause the 1998 Plan or any option granted under the 1998 Plan to fail to (i) qualify for exemption from Section 16(b) of the Exchange Act, (ii) be excluded from the $1 million deduction limitation imposed by Section 162(m) of the Code, or (iii) qualify as an "incentive stock option" as defined by Section 422 of the Code. Unless earlier terminated, the 1998 Plan will continue in effect until January 12, 2008.

Terms and Conditions of Options under the 1998 Plan

The Compensation Committee determines the exercise price and exercise schedule for options granted under the 1998 Plan. If the Company grants an incentive stock option to an Eligible Employee who owns, directly or indirectly, Common Stock representing more than 10% of the total combined voting power of all classes of stock of the Company, the option price must equal at least 110% of the fair market value on the date of grant. Otherwise, options must be granted for not less than fair market value on the date of issuance (which requirement was waived, on a one-time basis with the approval of the Shareholders at the Company’s 2004 Annual Meeting, in connection with the issuance to the Company’s former Chief Executive Officer and President, W. Robert Parkey, Jr., of options to acquire 390,000 shares of Common Stock). The fair market value of the Common Stock is the last sale price reported of Common Stock on the NASDAQ National Market System on a specified date. Each option shall be issued for a term of from one to ten years from the date of grant. The maximum number of shares of Common Stock with respect to which options may be granted to any employee during a given fiscal year is 500,000. Payment for shares purchased upon exercise of an option shall be made in cash or securities or in such other form as may be determined by the Committee.

Federal Income Tax Consequences

Deductibility. Provisions of the Internal Revenue Code of 1986, as amended (the "Code") limit the Company's income tax deduction for non-performance based compensation paid to the five highest paid executive officers to $1 million per person per year. The taxable portion of a non-qualified option ordinarily constitutes compensation which may be deducted by the Company. The 1998 Plan has been designed to allow this compensation element to be classified as performance based so as to ensure the Company the full income tax deduction otherwise available.

Incentive Stock Options. The Company intends that certain of the options granted under the 1998 Plan will qualify as incentive stock options under Section 422 of the Code. Assuming that the options are so qualified, the tax consequences of the 1998 Plan will vary depending on whether certain holding period requirements are met.

An optionee who has been granted an incentive stock option will not realize taxable income at the time of the grant or exercise of such option, and the Company will not be entitled to a deduction at either such time, if the optionee makes no disposition of shares acquired pursuant to such incentive stock option (a) within two years from the option's date of the grant or (b) within one year after exercising such option (collectively, the "Holding Periods"). However, the optionee must include the difference between the exercise price and the fair market value of the Common Stock on the date of exercise in alternative minimum taxable income (AMTI). If the employee exercises an incentive stock option and disposes of the stock in the same year, and the amount realized is less than the fair market value on the exercise date, only the difference between the amount realized and the adjusted basis of the stock will be included in AMTI. The employee’s alternative minimum tax basis is increased by the amount of AMTI recognized when the ISO was exercised. Upon disposition of the shares of Common Stock received upon exercise of an incentive stock option after the Holding Periods, the difference between the amount realized and the exercise price should constitute a long-term capital gain or loss. Under such circumstances, however, the Company will not be entitled to any deduction for federal income tax purposes.

If an optionee disposes of shares acquired pursuant to the exercise of an incentive stock option prior to the end of the Holding Periods, the disposition would be treated as a disqualifying disposition. The optionee will be treated as having received, at the time of disposition, compensation taxable as ordinary income equal to the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale, if less) over the exercise price, and any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as a short-term, or long-term capital gain, depending on the holding period of the shares of Common Stock. In the event of a disqualifying disposition, the Company may claim a deduction for compensation paid at the same time and in the same amount as taxable compensation is treated as received by the optionee. However, the Company will not be entitled to any deduction in connection with any loss to the optionee or a portion of any gain that is taxable to the optionee as short-term or long-term capital gain.

Nonqualified Stock Options. The Company may also grant nonqualified stock options under the 1998 Plan. Nonqualified stock options (options that are not incentive stock options within the meaning of Section 422 of the Code) will not qualify for special federal income tax treatment. As a general rule, no federal income tax is imposed on the optionee upon the grant of a nonqualified stock option, and the Company is not entitled to a tax deduction by reason of such grant. Upon exercise of a nonqualified stock option, the optionee will realize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the option exercise price, with the Company entitled to a corresponding deduction. Ordinary income realized upon the exercise of a nonqualified stock option is not an adjustment for alternative minimum tax purposes. In the case of an option holder subject to Section 16(b) of the Exchange Act, subject to certain exceptions, ordinary income will be recognized by the optionee (and a deduction by the Company) upon the exercise of the nonqualified stock option if the exercise occurs more than six months after the date of grant of the nonqualified stock option. Upon a subsequent disposition of shares received upon exercise of a nonqualified stock option, the optionee will realize a short-term or long-term capital gain or loss to the extent of any intervening appreciation or depreciation. However, the Company will not be entitled to any further deduction at that time.

The foregoing is only a summary of the federal income tax rules applicable to options granted under the 1998 Plan and is not intended to be complete. In addition, this summary does not discuss the effect of the income or other tax laws of any state or foreign country in which an Eligible Employee may reside.

Proposed Amendment and Approval Process

It is proposed that the 1998 Plan be amended to increase the aggregate number of shares of Common Stock subject to options which can be granted under the 1998 Plan by 260,000 shares. No other amendments to the 1998 Plan are proposed at this time.

In order to approve the proposal to amend the 1998 Stock Option Plan and waive the provisions described above, the Company is seeking the approval by the holders of a majority of the outstanding shares of Common Stock represented at the 2006 Annual Meeting, which is the approval generally required for amendments to the 1998 Plan. Proxies will be voted for or against such proposal in accordance with the specification marked thereon, and, if no specification is made, will be voted in favor of such proposal.

The Board of Directors believes that the 1998 Plan benefits the Company and its Shareholders by further aligning long-term interests of the employees with those of the Shareholders. The Board further believes that increasing the aggregate number of shares available for grant under the 1998 Plan is a favorable method for the Company to compensate the recipients for past contributions to the Company’s success, as well as for anticipated contributions in the future. Furthermore, the Board believes that increasing the aggregate number of shares available for grant will strengthen the Company's ability to attract and retain capable management personnel in the future. The Board of Directors, therefore, recommends a vote FOR approval of the amendment to the 1998 Stock Option Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND THE 1998 STOCK OPTION PLAN, INCREASING THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE THEREUNDER BY AND AGGREGATE OF 260,000 SHARES.

PROPOSAL 3
PROPOSAL TO AMEND THE THIRD AMENDED AND RESTATED
1993 STOCK OPTION PLAN FOR
NON-EMPLOYEE DIRECTORS OF ICO, INC.

On April 13, 1993, the Board of Directors adopted, subject to Shareholder approval, the Company’s 1993 Stock Option Plan for Non-Employee Directors (as amended from time-to-time, generally referred to as the “1993 Director Plan”). The Company’s Shareholders approved the 1993 Director Plan at the 1993 Annual Meeting of Shareholders. The Board approved the first amendment and restatement of the 1993 Director Plan on August 29, 1996, and the Company’s Shareholders approved the first amendment and restatement of the 1993 Director Plan at the 1996 Annual Meeting of Shareholders. The Board of Directors approved the second amendment and restatement of the 1993 Director Plan on January 8, 1999, and the Company’s Shareholders approved the second amendment and restatement of the plan at the 1998 Annual Meeting of Shareholders. The Board of Directors approved the third amendment and restatement of the 1993 Director Plan on December 18, 2001, and the Shareholders approved the third amendment and restatement of the plan at the 2002 Annual Meeting of Shareholders. On November 18, 2005, the Board of Directors approved the fourth amendment (the “Amendment”) and restatement of the plan.

Each non-employee Director eligible to participate in the 1993 Director Plan currently receives, on the first business day after the date of each Annual Meeting of Shareholders of the Company, an option to purchase 5,000 shares of Common Stock. In addition, the 1993 Director Plan provides that any non-employee director of the Company who is elected to the Board of Directors at other than an Annual Meeting of Shareholders will be granted an option to purchase 5,000 shares of Common Stock on the date such non-employee director is so elected as a director. All options granted under the 1993 Plan are issued at an exercise price per share equal to 100% of the “fair market value” of the Common Stock on the date of grant, which is defined as the closing sales price of the shares on NASDAQ on the business day immediately preceding the grant date. Other than the automatic grants (“Automatic Grants”) to non-employee directors described above, without Shareholder approval of the Amendment, no other option grants are permissible under the 1993 Director Plan; however, the Amendment approved by the Board on November 18, 2005, allows for discretionary grants to non-employee directors (in addition to the automatic grants described above), as more specifically described below.

General Description of the 1993 Director Plan

  The purpose of the 1993 Director Plan is to provide an additional incentive to attract and retain qualified and competent directors through the encouragement of stock ownership in the Company by such persons. In furtherance of this purpose, the 1993 Director Plan authorizes the granting of options to purchase Common Stock to such non-employee directors (“Director Options”). Director Options granted to non-employee directors are intended to be in addition to, and not in lieu of, other benefits received by Directors. The maximum number of shares that may be issued pursuant to Director Options granted under the 1993 Plan is 410,000. As of January 26, 2006, Director Options to purchase a total of 165,000 shares of Common Stock were outstanding, and Director Options to purchase 184,000 shares of Common Stock were available for the grant under the 1993 Director Plan.

The 1993 Director Plan is administered by a committee (“Committee”) consisting of those directors who are not eligible to participate in the 1993 Director Plan. Director Options granted under the 1993 Director Plan cannot be Incentive Stock Options as defined in Section 422(b) of the Internal Revenue Code. The Board of Directors may at any time amend, suspend or discontinue the 1993 Director Plan; provided, however, that except as otherwise permitted by Rule 16b-3 under the Exchange Act or, Section 162(m) or Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), no amendments by the Board of Directors shall, without further approval of the Shareholders of the Company: (1) increase materially the number of Shares which may be subject to Options granted under the 1993 Director Plan except for certain changes to the stock of the Company; (2) increase materially the benefit accruing to the holders of Director Options; or (3) modify materially the requirements as to eligibility for participation in the 1993 Director Plan.

In the event that Director Options terminate because the director failed to exercise them within the required time frame (which time frame is described below), that former non-employee director’s Options will become available for re-grant. Unless earlier terminated, the 1993 Director Plan will continue in effect until January 8, 2009.

Terms and Conditions of Director Options under the 1993 Director Plan

As discussed and set forth above, the 1993 Director Plan currently provides for Automatic Grants of Director Options to purchase 5,000 shares of the Company’s Common Stock, on the date when a non-employee director becomes a director and on the first business day after the date of each Annual Meeting of Shareholders. All Director Options are issued at an exercise price per share equal to 100% of the “fair market value” of the Common Stock on the date of grant. All Director Options vest six months and one day after the date of grant, and the unexercised portion of any Director Options automatically terminates on the earliest of (i) thirty days after the optionee ceases to be a director for any reason other than as a result of death of the optionee; (ii) one year after the date an optionee ceases to be a director by reason of death of the optionee, or six months after the optionee’s death if that occurs during the thirty day period described in (i); or (iii) on the tenth anniversary of the date of grant of the Director Option.

The exercise price of an option may be paid in cash, certified or cashier's check, money order or by delivery of already-owned shares of Common Stock having a fair market value equal to the exercise price, or by delivery of a combination of the above. No option is generally assignable or transferable, other than by will or by the laws of descent and distribution.

Federal Income Tax Consequences

The grant of a Director Option is not taxable to an optionee. Generally, upon the exercise of a Director Option, an optionee will recognize ordinary income at the time of exercise equal to the excess of the then fair market value of the shares of Common Stock received over the exercise price. The Company will not be entitled to a deduction for federal income tax purposes for the granting of an option. The taxable income recognized by an optionee upon the exercise of an option will be treated as compensation income, subject to withholding, and the Company will be entitled to a corresponding tax deduction for compensation expense in the year of exercise. When the shares of Common Stock received upon the exercise of an option subsequently are disposed of in a taxable transaction, the optionee generally will recognize capital gain (or loss) in the amount by which the amount realized exceeds (or is less than) the fair market value of the Common Stock on the date the option was exercised. Such capital gain or loss will be long-term or short-term, depending upon the optionee's holding period following the exercise of the option.

Proposed Amendment

It is proposed that the 1993 Director Plan be amended to allow for discretionary grants of Director Options that may have alternative vesting schedules and additional flexibility in providing for a termination schedule, and that will not be limited in terms of the number of Director Options that may be granted to a particular non-employee director in a given time frame. The provisions in the 1993 Director Plan for Automatic Grants shall remain in effect following Shareholder approval of the Amendment, and the discretionary grants permitted by the Amendment may be made to a non-employee director in the same year when he or she receives an Automatic Grant of options to purchase 5,000 shares. Pursuant to the Amendment, discretionary Director Options may be granted to the same non-employee director on more than one occasion.

The unexercised portion of any discretionary grant of Director Options shall terminate and shall not be exercisable at the time of the earliest to occur of the following: (i) the termination date specified in the option agreement pursuant to which the grant is made; however, if no termination date is specified in the option agreement, the earlier of (a) thirty (30) days after the date that an optionee ceases to be a director regardless of the reason therefor other than as a result of such termination by death of the optionee, or (b) one year after the date that an optionee ceases to be a director by reason of death of the optionee; or (ii) the tenth (10th) anniversary of the date of grant of the option.

  Although the Amendment permits discretion for the Committee to grant options with alternative vesting and termination schedules, no discretionary options may be granted at an option price per share that is less than 100% of the “fair market value” of the shares on the date of grant.

A copy of the proposed Amendment, as well as the Fourth Amended and Restated 1993 Stock Option Plan for Non-Employee Directors of ICO, Inc. (incorporating such Amendment) are attached hereto as Exhibits 10.1 and 10.2 respectively.

Following the Board of Directors’ approval of the Amendment to the 1993 Director Plan allowing for discretionary grants, the Board granted, and subject to Shareholder approval of the Amendment, on November 18, 2005 the Board approved a grant to Mr. Barmore, Chairman of the Board, of Director Options to purchase 60,000 Shares. 30,000 of these Options vest over the passage of time, provided that Mr. Barmore continues to serve as Chairman of the Board through the vesting period (with 20,000 of these Options vesting at various times during Fiscal Year 2006, 5,000 of these Options vesting on December 15, 2006, and 5,000 of these Options vesting on December 15, 2007, provided that Mr. Barmore continues to serve in his present period as of the applicable vesting dates). All or a portion of 15,000 of the Options will vest on December 15, 2006, and all or a portion of 15,000 of the Options will vest on December 15, 2007, based on the Company’s performance vs. target on three performance measurements established for Fiscal Years 2006 and 2007 respectively. The exercise price of the Director Options granted to Mr. Barmore on November 18, 2005 is $2.40 per share, being the “fair market value” of the Shares on the date of grant. All Options shall expire, if they have not been exercised, seven (7) years after the date of grant (regardless of when Mr. Barmore ceases to serve on the Board).

The November 18, 2005 grant to Mr. Barmore would not be possible without Shareholder approval of the Amendment, and the Board believes that the grant to Mr. Barmore is appropriate in light of his contributions to the Board. Furthermore, the Board believes that Mr. Barmore’s interests are aligned with the shareholders, in that vesting will occur over time and/or provided that the Company meets certain performance targets. The Shareholders are being asked to approve the Amendment (but not to specifically approve the grant to Mr. Barmore); however, the November 18, 2005 grant to Mr. Barmore will be void if the Amendment is not approved.

Approval

In order to approve the proposal to amend the 1993 Director Plan, the Company is seeking the approval by the holders of a majority of the outstanding shares of Common Stock represented at the 2006 Annual Meeting, which is the approval generally required for amendments to the 1993 Director Plan. Proxies will be voted for or against such proposal in accordance with the specification marked thereon, and, if no specification is made, will be voted in favor of such proposal.

The Board of Directors believes that the 1993 Director Plan benefits the Company and its Shareholders by further aligning long-term interests of the non-employee Directors with those of the Shareholders. The Board of Directors also believes that grants under the plan are a favorable method to the Company for compensating the recipients for past contributions to the Company’s success, as well as for anticipated contributions in the future. The 1993 Director Plan is the only stock-based incentive compensation plan of the Company that provides for grants to non-employee directors. However, the Board believes that it is in the best interest of the Company and its Shareholders to grant the Board discretion to, in circumstances deemed appropriate by the Board, make additional grants of Director Options to non-employee directors, beyond the annual Automatic Grants of options to purchase 5,000 shares.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND THE 1993 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN TO ALLOW FOR DISCRETIONARY GRANTS TO NON-EMPLOYEE DIRECTORS.

SOLICITATION OF PROXIES

The solicitation of proxies on behalf of the Board of Directors will be conducted by mail, personally or by telephone, telegram or other forms of wire or facsimile communication. Officers and employees of ICO may solicit proxies and will not receive additional compensation for this. ICO has retained The Altman Group, Inc. (“Altman”) to assist in the solicitation of proxies for a fee of $4,000 plus out-of-pocket expenses. In addition to solicitation of proxies, Altman may provide advisory services as requested pertaining to the solicitation of proxies. Upon request, ICO will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of Common Stock.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

Rule 14a-8 under the Securities Exchange Act of 1934, as amended, addresses when a company must include a shareholder's proposal in its proxy statement and identify the proposal in its form of proxy when the Company holds an annual or special meeting of Shareholders. Under Rule 14a-8, proposals that shareholders intend to have included in ICO's proxy statement and form of proxy for the 2007 Annual Meeting of Shareholders must have been received by ICO no later than September 30, 2006. However, if the date of the 2007 Annual Meeting of Shareholders changes by more than one year and 30 days from the date of the 2006 Annual Meeting of Shareholders, the deadline is a reasonable time before ICO begins to print and mail its proxy materials, which deadline will be set forth in a Quarterly Report on Form 10-Q or will otherwise be communicated to shareholders. Shareholder proposals must also be otherwise eligible for inclusion.

If a Shareholder desires to bring a matter before an annual meeting and the proposal is submitted outside the process of Rule 14a-8, the Shareholder must follow the procedures set forth in ICO's Bylaws. ICO's Bylaws provide generally that Shareholders who wish to nominate directors or to bring business before an annual meeting must notify ICO and provide certain pertinent information at least 90 but no more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting of Shareholders. Therefore, Shareholders who wish to nominate directors or to bring business before the 2007 Annual Meeting of Shareholders must notify ICO no later than December 14, 2006.

WHERE YOU CAN FIND MORE INFORMATION

  The Company files annual, quarterly and current reports with the SEC. You may read and copy such reports, statements and other information that is in the SEC’s public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1 (800) 732-0330 for further information that is in the SEC’s public reference rooms. The Company’s public filings are also available from commercial document retrieval services and via the SEC’s Internet website, at http://www.sec.gov.

As allowed by the SEC rules, the Company can “incorporate by reference” certain information into this document, which means it can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that contradicts information contained directly in this document, or in later filed documents incorporated by reference in this proxy statement.

  This proxy statement incorporates by reference the Annual Report on Form 10-K, as amended, for the fiscal year ended September 30, 2005 (“Form 10-K”), which the Company has previously filed with the SEC. That document contains important information about the Company and its financial condition that is not included in this proxy statement. You may obtain the Form 10-K from the SEC’s website described above, or directly from the Company, without charge, by requesting them by e-mail, in writing or by telephone by contacting the Office of the General Counsel, ICO, Inc., 5333 Westheimer Road, Suite 600, Houston, Texas 77056 / (713) 351-4100. Effective May 1, 2006, the Company’s new address will be 1811 Bering Drive, Suite 200, Houston, Texas 77057.

  If you would like to request additional copies of this document or any of the documents incorporated by reference, please do so at least five business days before the date of the annual meeting in order to receive timely delivery of such documents.

You should rely only on the information contained or incorporated by reference in this document to vote your Shares at the Annual Meeting. The Company has not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated January 27, 2006. You should not assume that the information contained in this document is accurate as of any date other than the date indicated, and you should not assume that the mailing of this document creates any implication to the contrary.

OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING

ICO knows of no matters other than those stated above which are to be brought before the Annual Meeting. It is intended that the persons named in the proxy will vote your stock pursuant to discretionary authority granted in the proxy according to their best judgment if any other matters do properly come before the meeting.

Whether or not you intend to be present at this meeting, you are urged to promptly sign, date and return the enclosed proxy card, or vote by telephone or facsimile as described above. If you are present at the meeting and wish to vote your stock in person, this proxy shall, at your request, be returned to you at the meeting.

By Order of the Board of Directors

Gregory T. Barmore	A. John Knapp, Jr.
Chairman of the Board	President, Chief Executive Officer and
Director

Houston, Texas
January 27, 2006